EXHIBIT 4.2

KORN FERRY

DESCRIPTION OF SECURITIES

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares, each with a par value of $0.01 per share, of which:

•	150,000,000 shares are designated as common stock, of which 56,436,120 shares were outstanding as of June 21, 2019; and
•	50,000,000 shares are designated as preferred stock, none of which were outstanding as of June 21, 2019.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, both of which are exhibits to our Annual Report on Form 10-K for the year ended April 30, 2019.

Common Stock

Voting

Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders. Under our bylaws, each nominee for election as a director in an uncontested election shall be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. In all director elections other than uncontested elections, the nominees for election as a director shall be elected by a plurality of the votes cast. All other matters, unless otherwise provided by our certificate, bylaws, the rules or regulations of any stock exchange applicable to us, or as otherwise provided by law or pursuant to any regulation applicable to us, shall be decided by the affirmative vote of the holders of a majority in voting power of our outstanding shares which are present in person or by proxy and entitled to vote thereon.

Dividends

Subject to the rights of the holders of any preferred stock which may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. On December 8, 2014, our board of directors adopted a dividend policy reflecting an intention to distribute to each holder of common stock a regular quarterly cash dividend of $0.10 per share. The declaration and payment of future dividends under the quarterly dividend policy will be at the discretion of our board of directors, will depend upon many factors, and may be amended, revoked or suspended by our board of directors at any time and for any reason.

Other Rights

Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. All outstanding shares of common stock are fully paid and non-assessable.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, individually or together with that person’s affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between an interested stockholder and us is prohibited unless it satisfies one of the following conditions:

•

prior to the time the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certain Anti-Takeover Effects

Certain provisions of our certificate of incorporation and bylaws summarized below may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be given in writing in a timely manner to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices of not less than 90 days prior to the anniversary of the prior year’s annual meeting, nor more than 120 days prior to the anniversary of the prior year’s annual meeting. The notice must contain certain information specified in our bylaws.

Blank Check Preferred Stock

Our charter provides for 50,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interests, our board of directors could issue preferred stock without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, our charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and nonvoting common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of us.

No Cumulative Voting

Our certificate does not grant stockholders the right to vote cumulatively.

No Written Consent of Stockholders

Our charter does not permit our stockholders to act by written consent without a meeting, unless the action to be taken by written consent of stockholders and the taking of such action by written consent shall have been expressly approved by our board of directors in advance of the taking of such consent.

Special Meetings of Stockholders

Special meetings of stockholders (i) may be called by our board of directors, the chair of the board, the Chief Executive Officer, or the President, and (ii) shall be called by the chair of the board or the Secretary of the Company upon the written request of one or more persons that own shares representing at least twenty-five percent (25%) of the outstanding shares of common stock and who comply with all of the requirements and procedures set forth in our bylaws to require us to call a special meeting.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “KFY.”